EXHIBIT 10.2

Entia Biosciences Inc. - Noah’s Nutritionals

Asset Sales Agreement

December, 17th 2013

THIS AGREEMENT is made and entered into on the 17th of December, 2013 by and between Entia Biosciences, Inc. (“Buyer” or the “Company”) having an address of 13565 SW Tualatin-Sherwood Rd #800, Sherwood, OR 97140 and Noah’s Nutritionals (“Seller” or “Funguys LLC”) having an address of 4032 138th Avenue SE, Bellevue, WA 98006.

WHEREAS, on or about May 27th 2011 the Seller purchased from the Buyer the EquiSANO® brand including all collateral, domain names, trademarks, phone numbers etc.

WHEREAS, on or about November, 1st 2011, the Seller and Buyer entered into a product development agreement titled “Extension and Modification of the Product Development Agreement”,  wherein the Seller was awarded from the Buyer the exclusive right, for a period of 5 years, to market pet supplements and related products, utilizing the Buyers technology.  According to the terms of this agreement the Seller has an outstanding balance due to the Buyer in an amount estimated to be $81,924.55.

NOW, THEREFORE, the Buyer wishes to buy and the Seller wishes to sell all rights to the Assets below.

ASSET(S):

In conjunction with the execution of this agreement the Buyer will transfer to the Seller all rights and property (real or intellectual) related to the brands listed below including but not limited to: trademarks, customer information and data, domain names, sales collateral, art and or files, email addresses, product labels, finished goods, toll free numbers, and other assets/tools used in the marketing, promotion, or business of brand(s):

                                        •Noah’s Nutritionals

                                         •D is for Dogs

                                        •EquiSANO

                                        •Mycelia

INDEMNIFICATION:

The Seller hereby indemnifies the Buyer from all suits that may arise in conjunction with the sale or transfer of the Assets.  Furthermore the Seller and partner(s) agree not to compete with the Buyer, in the industry or space for which the assets are intended to be marketed, for a period of 36 months.  The 36 month non-compete is not intended to limit the normal business activities of Palazzo Creative (“Palazzo”), however, all disclosures made from Entia to Palazzo, either directly or indirectly through a third party such as Funguys Inc., related to Entia’s: technology, product development, production methodology, marketing strategies, Vitamin D and L-Ergothioneine and their application in mushroom related products, are confidential and may not be communicated to any other individual(s), business(s), or entity(s) of any kind without the express written permission of Entia.

CONSIDERATION:

In consideration for the assets listed above the Buyer will pay the Seller the following:

1. 200,000 Shares of Entia Biosciences, Inc. stock (ERGO)

2. A 5 year warrant to purchase 150,000 shares of the Company’s stock (ERGO) at $0.70 centsper share.

3.The Buyer will forgive the $81,924.55 in receivable owed by the seller to the buyer underthe terms of the product development agreement listed above.  The Agreement of November 1st 2011 will be immediately terminated upon execution of this agreement.

IN WITNESS HEREOF, The parties hereto have executed this Agreement on the day and year stated above.

X /s/Devin Andres

X /s/Mark C. Wolf

X /s/Ryan Lentz

X /s/Pennie Pickering   X/s/Richard Roberts

Devin Andres

Mark C. Wolf

Ryan Lentz

Pennie Pickering

     Richard Roberts

COO- Entia Biosciences, Inc.

Co-Manager - Funguys, LLC

Co-Manager - Funguys, LLC

Funguys, LLC

       Funguys, LLC